Exhibit 99.1

Brooks Automation Reports Fiscal Fourth Quarter of 2015 Results Ended September 30, 2015

CHELMSFORD, Mass., Nov. 5, 2015 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq: BRKS), a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences, today reported financial results for the fourth quarter and full year ended September 30, 2015.

Fiscal Fourth Quarter of 2015 Financial and Operational Highlights:

•	Revenue was $145.8 million;

•	GAAP Net Income was $6.6 million with diluted EPS of $0.10;

•	Non-GAAP Net Income was $11.4 million with diluted EPS of $0.17;

•	Total order bookings were $113.5 million;

•	Adjusted Gross Margin improved to 37.1%;

•	Operating cash flow was $22.3 million.

Fiscal Full Year 2015 Financial and Operational Highlights:

•	Revenue was $552.7 million, an increase of 14% compared to the prior fiscal year;

•	GAAP net income was $14.2 million with diluted EPS of $0.21;

•	Non-GAAP net income was $30.5 million with diluted EPS of $0.45;

•	Operating cash flow was $43.7 million;

•	Total of Cash, Cash Equivalents, and Marketable Securities, as of September 30, was $214.0 million or $3.12 per diluted share with no bank debt.

Summary of GAAP and Non-GAAP Earnings

	Quarter Ended
	September 30,	June 30,	September 30,
Dollars in thousands, except per share data	2015	2015	2014
GAAP net income attributable to Brooks Automation, Inc.	$6,563	$7,681	$248
GAAP diluted earnings per share	$0.10	$0.11	$0.00

Non-GAAP net income attributable to Brooks Automation, Inc.	$11,394	$10,277	$4,726
Non-GAAP diluted earnings per share	$0.17	$0.15	$0.07
A reconciliation of non-GAAP measures to the most nearly comparable GAAP measure follows the consolidated balance sheets, statements of operations and statements of cash flows included in this release.

Management Comments
“We finished the fiscal year with a strong fourth quarter led by the strength of our new products that serve the semiconductor industry.  Our Contamination Control Solutions products are rapidly becoming the standard for fabs,” stated Dr. Steve Schwartz, Chief Executive Officer of Brooks.  “Our improved earnings are a testament to our superior products and the improvements we have made in our cost structure.  We exited the fiscal year leaner and more flexible than we started the year and better positioned to deal with the variability in the semiconductor space. With our announcement earlier today of the agreement to acquire BioStorage Technologies, we are broadening our base in the growth space of the Life Sciences market.”

GAAP Summary
Revenue increased 1% sequentially to $145.8 million in the fourth quarter of fiscal 2015, while gross margin improved 90 basis points to 36.2% and operating expense was $42.7 million, an increase of $1.6 million. Other

(expense) income, net was an expense of $2.2 million in the quarter as the company reduced the value of a building held for sale by $1.9 million. The GAAP net income result was $6.6 million and diluted EPS was $0.10.

Amortization of intangibles, special charges, and one-time items are appropriately included in the GAAP summary of earnings. The impact on earnings of these items is set out in the unaudited table included with this release.

Results of Q4 Fiscal 2015 (Non-GAAP Discussion)
Non-GAAP net income was $11.4 million in the fourth fiscal quarter, resulting in non-GAAP earnings per share of $0.17. This compares to non-GAAP net income of $10.3 million and non-GAAP EPS of $0.15 in the third quarter.

As noted above, revenue for the fourth fiscal quarter of 2015 was $145.8 million, an increase of 1% compared to the third fiscal quarter of 2015. Global Services revenue increased 6% to $24.9 million on increased repair activity. Life Science Systems revenue increased 2% to $17.1 million driven by a store systems project delivered in Japan. Product Solutions revenue declined 1% to $103.8 million. The segment saw an increase in sales of contamination control solutions offset by lower sales of automation and Polycold vacuum offerings.

Adjusted gross margin, which excludes amortization, was 37.1% in the quarter, up from 36.2% in the prior quarter. The Product Solutions adjusted gross margin was 38.5% in the fourth quarter compared to 37.3% in the prior period. The gross margin improvement was primarily driven by product mix and improved cost performance in the cryogenic pump offerings. The Life Science Systems adjusted gross margin was 27.9% compared to 30.2% in the prior quarter. The Global Services adjusted gross margin was 37.5% in the fourth quarter compared to 35.6% in the prior quarter. In summary, the total adjusted gross profit increase of $1.6 million includes an increase of $1.9 million in the Product Solutions and Global Services segments on higher revenue with improved margins, and a decrease of $0.3 million from Life Science Systems segment on lower margins.

Total order bookings in the fourth quarter were $113.5 million compared to $151.7 million in the third quarter. The Life Science Systems business had $12.4 million of new orders in the fourth quarter, bringing total backlog to $40 million and 12-month backlog to $30 million. Bookings for the semiconductor business in the Product Solutions and Global Services segments totaled $101.1 million, compared to $137.9 million in the third quarter.

Non-GAAP operating expense of $39.5 million increased 2% sequentially driven primarily by increased research and development expense.

Other (expense) income, net was an expense of $0.3 million in the fourth quarter, compared to income of $0.5 million in the third quarter. Interest income, net was $0.1 million in the fourth quarter, unchanged from the prior quarter.

Adjusted EBITDA in the quarter was $20.3 million, a 2% increase compared to the third quarter. Cash flow from operations for the fourth quarter was $22.3 million, compared to $16.5 million in the third quarter. The Company's cash, cash equivalents, and marketable securities decreased $0.6 million in the fourth quarter to $214.0 million.

Fiscal Year 2015 Results (Non-GAAP Discussion)
Revenue for the full fiscal year ended September 30, 2015 was $553 million, an increase of 14% compared to revenue of $483 million in 2014. The year-over-year growth was driven by growth in Product Solutions of 20% and Life Science Systems of 8%. Global Services revenue was flat year-over-year. Non-GAAP net income increased 78% to $30.5 million, or $0.45 per diluted share in fiscal 2015 from $17.2 million or $0.25 per diluted share in 2014.

During fiscal year 2015, we invested approximately $23 million of cash for the acquisitions of FluidX and Contact including debt paydown, and returned $27 million to shareholders in the form of dividends. Operating cash flow for the fiscal year of $44 million combined with our total financing and investing activity, resulted in the year-end balance for cash and equivalents of $214 million at September 30, 2015.

Quarterly Cash Dividend
The Company additionally announced that the Board of Directors has reiterated a dividend of $0.10 per share payable on December 22, 2015 to stockholders of record on December 4, 2015. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.

Guidance for First Fiscal Quarter of Fiscal 2016
The Company announced revenue and earnings guidance for the first quarter of fiscal 2016. Revenue is expected to be in the range of $110 million to $117 million. Non-GAAP diluted earnings per share is expected to be in the range of ($0.03) to $0.01.

Conference Call
Brooks management will webcast its fourth quarter earnings conference call today at 4:30 p.m. Eastern Time to discuss the fiscal fourth quarter and year-end results and business highlights. During the call, Company management will respond to questions concerning, but not limited to, the Company's financial performance, business conditions and industry outlook. Management's responses could contain information that has not been previously disclosed.

The call will be broadcast live over the Internet and, together with presentation materials referenced on the call, will be hosted at the Investor Relations section of Brooks' website at www.brooks.com, and will be archived online on this website for convenient on-demand replay. In addition, you may call 800-704-8312 (US & Canada only) or 1-303-223-4373 to listen to the live webcast.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Brooks' technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market and, through product development initiatives and strategic business acquisitions, has expanded offerings to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia. For more information, visit www.brooks.com.

CONTACT:	Lynne Yassemedis Brooks Automation, Inc. 978-262-4443 lynne.yassemedis@brooks.com

John Mills Senior Managing Director ICR, LLC 310-954-1105 john.mills@icrinc.com

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and operating margin expectations, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

BROOKS AUTOMATION, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	September 30, 2015	September 30, 2014
	(In thousands, except share and per share data)
Assets
Current assets
Cash and cash equivalents	$80,722	$94,114
Marketable securities	70,021	68,130
Accounts receivable, net	86,448	80,106
Inventories	100,619	93,567
Deferred tax assets	17,609	19,009
Assets held for sale	2,900	—
Prepaid expenses and other current assets	15,158	19,387
Total current assets	373,477	374,313
Property, plant and equipment, net	41,855	50,183
Long-term marketable securities	63,287	83,212
Long-term deferred tax assets	70,476	67,563
Goodwill	121,408	109,501
Intangible assets, net	55,446	59,550
Equity method investments	24,308	28,944
Other assets	9,397	4,772
Total assets	$759,654	$778,038
Liabilities and equity
Current liabilities
Accounts payable	$44,890	$33,740
Capital lease obligation	—	881
Deferred revenue	17,886	26,279
Accrued warranty and retrofit costs	6,089	6,499
Accrued compensation and benefits	20,401	21,663
Accrued restructuring costs	2,073	3,475
Accrued income taxes payable	6,111	1,808
Deferred tax liabilities	1,251	808
Accrued expenses and other current liabilities	15,550	18,688
Total current liabilities	114,251	113,841
Long-term capital lease obligation	—	7,417
Long-term tax reserves	3,644	5,708
Long-term deferred tax liabilities	3,196	2,567
Long-term pension liability	3,118	1,774
Other long-term liabilities	3,400	3,842
Total liabilities	127,609	135,149
Commitments and contingencies
Equity
Preferred stock, $0.01 par value- 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value- 125,000,000 shares authorized, 81,093,052 shares issued and 67,631,183 shares outstanding at September 30, 2015, 80,375,777 shares issued and 66,913,908 shares outstanding at September 30, 2014	811	804
Additional paid-in capital	1,846,357	1,834,619
Accumulated other comprehensive income	5,898	15,687
Treasury stock, at cost- 13,461,869 shares	(200,956)	(200,956)
Accumulated deficit	(1,020,065)	(1,007,265)
Total Brooks Automation, Inc. stockholders’ equity
Noncontrolling interest in subsidiaries	—	—
Total equity	632,045	642,889
Total liabilities and equity	$759,654	$778,038

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three months ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Revenue
Product	$120,470	$98,145	$457,411	$387,032
Services	25,295	24,372	95,297	95,816
Total revenue	145,765	122,517	552,708	482,848
Cost of revenue
Product	78,876	67,181	307,865	252,688
Services	14,084	13,934	55,738	62,823
Total cost of revenue	92,960	81,115	363,603	315,511
Gross profit	52,805	41,402	189,105	167,337
Operating expenses
Research and development	13,231	14,111	52,232	52,649
Selling, general and administrative	28,425	26,286	115,270	111,098
Restructuring and other charges	1,002	1,648	4,713	6,289
Total operating expenses	42,658	42,045	172,215	170,036
Operating income (loss)	10,147	(643)	16,890	(2,699)
Interest income	221	265	899	950
Interest expense	(95)	(101)	(395)	(202)
Other (expense) income, net	(2,219)	(216)	421	256
Income (loss) before income taxes and earnings (losses) of equity method investments	8,054	(695)	17,815	(1,695)
Income tax provision (benefit)	1,640	(1,052)	3,430	(1,980)
Income before earnings (losses) of equity method investments	6,414	357	14,385	285
Equity in earnings (losses) of equity method investments	149	(95)	(164)	1,235
Income from continuing operations	6,563	262	14,221	1,520
Income from discontinued operations, net of tax	—	—	—	30,002
Net income	6,563	262	14,221	31,522
Net loss attributable to noncontrolling interests	—	(14)	—	(161)
Net income attributable to Brooks Automation, Inc.	$6,563	$248	$14,221	$31,361
Basic net income per share attributable to Brooks Automation, Inc. common stockholders:
Income from continuing operations	$0.10	$—	$0.21	$0.02
Income from discontinued operations, net of tax	—	—	—	0.45
Basic net income per share attributable to Brooks Automation, Inc.	$0.10	$—	$0.21	$0.47
Diluted net income per share attributable to Brooks Automation, Inc. common stockholders:
Income from continuing operations	$0.10	$—	$0.21	$0.02
Income from discontinued operations, net of tax	—	—	—	0.44
Diluted net income per share attributable to Brooks Automation, Inc. common stockholders	$0.10	$—	$0.21	$0.46
Dividend declared per share	$0.10	$0.10	$0.40	$0.34
Weighted-average shares used in computing earnings (loss) per share:
Basic	67,583	66,840	67,411	66,648
Diluted	68,677	67,925	68,549	67,644

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Year Ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$14,221	$31,522
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	25,160	23,459
Impairment of intangible assets	—	398
Impairment of other assets	—	2,621
Stock-based compensation	12,159	10,912
Amortization of premium on marketable securities	1,193	1,255
Undistributed losses (earnings) of equity method investments	164	(1,235)
Deferred income tax benefit	(2,173)	(1,779)
Loss on write-downs of assets held for sale	1,944	—
Pension settlement	232	—
Gain on disposal of businesses	(85)	(27,444)
Loss on disposal of long-lived assets	—	13
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	(5,134)	12,098
Inventories	(5,919)	9,598
Prepaid expenses and other current assets	(2,875)	(12,325)
Accounts payable	8,358	(11,924)
Deferred revenue	(6,779)	5,900
Accrued warranty and retrofit costs	(407)	(1,102)
Accrued compensation and benefits	(1,148)	6,783
Accrued restructuring costs	(1,247)	2,161
Accrued pension costs	812	997
Accrued expenses and other current liabilities	5,251	1,873
Net cash provided by operating activities	43,727	53,781
Cash flows from investing activities
Purchases of property, plant and equipment	(16,146)	(5,518)
Purchases of marketable securities	(87,333)	(174,287)
Sales and maturities of marketable securities	104,008	112,085
Proceeds from divestitures	—	85,369
Acquisitions, net of cash acquired	(14,450)	(35,625)
Decrease in restricted cash	—	177
Proceeds from liquidation of joint venture	1,778	—
Other investments	(5,500)	—
Proceeds from sales of property, plant and equipment	6	—
Net cash used in investing activities	(17,637)	(17,799)
Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	1,807	1,838
Principal repayments of capital lease obligations	—	(239)
Acquisitions of noncontrolling interest	—	(3,189)
Repayment of debt assumed in business acquisition	(8,829)	—
Common stock dividends paid	(26,992)	(22,875)
Net cash used in financing activities	(34,014)	(24,465)
Effects of exchange rate changes on cash and cash equivalents	(5,468)	(374)
Net decrease (increase) in cash and cash equivalents	(13,392)	11,143
Cash and cash equivalents, beginning of year	94,114	82,971
Cash and cash equivalents, end of year	$80,722	$94,114

Supplemental disclosures:
Cash paid for interest	$395	$202
Cash paid for income taxes, net	$3,883	$1,084

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of buildings and land through capital lease	$—	$8,537
Derecognition of a capital lease obligation and the related assets	7,804	—

Notes on Non-GAAP Financial Measures:
The information in this press release is for: internal managerial purposes; when publicly providing guidance on future results; and as a means to evaluate period-to-period comparisons. These financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management believes these financial measures provide an additional way of viewing aspects of our operations, that, when viewed with our GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single measure.

The press release includes financial measures which exclude the effects of special charges such as restructuring charges and acquisition related charges. Management believes these measures are useful to investors because it eliminates accounting charges that do not reflect Brooks' day-to-day operations. Tables reconciling GAAP to the non-GAAP measures are presented below.

			Quarter Ended
	September 30, 2015		June 30, 2015		September 30, 2014
Dollars in thousands, except per share data	$	per diluted share	$	per diluted share	$	per diluted share
Net income attributable to Brooks Automation, Inc.	$6,563	$0.10	$7,681	0.11	$248	$0.00
Adjustments, net of tax:
Purchase accounting impact on inventory and contracts acquired	—	0.00	—	0.00	1,300	0.02
Amortization of intangible assets	2,213	0.03	2,222	0.03	1,964	0.03
Restructuring charges	703	0.01	261	0.00	1,151	0.02
Loss on sale of building	1,485	0.02	—	0.00	—	0.00
Liquidation of a joint venture	150	0.00	69	0.00	—	0.00
Merger costs	280	0.00	44	0.00	63	0.00
Adjusted net income attributable to Brooks Automation, Inc.	11,394	0.17	10,277	0.15	4,726	0.07
Stock-based compensation	2,650	0.04	2,402	0.04	2,138	0.03
Adjusted net income attributable to Brooks Automation, Inc. - excluding stock-based compensation	$14,044	$0.20	$12,679	0.18	$6,864	$0.10

	Twelve Months Ended
	September 30, 2015		September 30, 2014
Dollars in thousands, except per share data	$	per diluted share	$	per diluted share
Net income attributable to Brooks Automation, Inc.	$14,221	$0.21	$31,361	$0.46
Income from discontinued operations, net of tax	—	0.00	30,002	0.44
Net income attributable to continuing operations	14,221	0.23	1,359	0.02
Adjustments, net of tax:
Purchase accounting impact on inventory and contracts acquired	1,164	0.02	1,628	0.02
Amortization of intangible assets	8,875	0.13	7,111	0.11
Impairment of equity method investments	681	0.01	—	0.00
Impairment of intangible assets	—	0.00	259	0.00
Impairment of note receivable	—	0.00	1,704	0.03
Restructuring charges	3,207	0.05	4,311	0.06
Loss on sale of building	1,485	0.02	—	0.00
Liquidation of a joint venture	219	0.00	—	0.00
Inventory write-downs related to restructuring programs	—	0.00	210	0.00
Merger costs	691	0.01	584	0.01
Adjusted net income attributable to Brooks Automation, Inc.	30,543	0.45	17,166	0.25
Stock-based compensation	12,160	0.18	10,914	0.16
Adjusted net income attributable to Brooks Automation, Inc. - excluding stock-based compensation	$42,703	$0.62	$28,080	$0.42

	Quarter Ended
	September 30, 2015		June 30, 2015		September 30, 2014
Dollars in thousands	$	%	$	%	$	%
Gross profit/gross margin percentage	$52,805	36.2%	$51,187	35.3%	$41,402	33.8%
Adjustments:
Amortization of intangible assets	1,300	0.9%	1,299	0.9%	1,249	1.0%
Purchase accounting impact on inventory and contracts acquired	—	—%	—	—%	1,805	1.5%
Adjusted gross profit/gross margin percentage	$54,105	37.1%	$52,486	36.2%	$44,456	36.3%

	Twelve Months Ended
	September 30, 2015		September 30, 2014
Dollars in thousands	$	%	$	%
Gross profit/gross margin percentage	$189,105	34.2%	$167,337	34.7%
Adjustments:
Amortization of intangible assets	5,203	0.9%	4,422	0.9%
Impairment of intangible assets	—	—%	398	0.1%
Purchase accounting impact on inventory and contracts acquired	1,511	0.3%	2,295	0.5%
Inventory write-downs related to restructuring programs	—	—%	310	0.1%
Adjusted gross profit/gross margin percentage	$195,819	35.4%	$174,762	36.2%

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Dollars in thousands	2015	2015	2014	2015	2014
Net income attributable to Brooks Automation, Inc.	$6,563	$7,681	$248	$14,221	$31,361
Adjustments:
Less: Interest income	(221)	(199)	(265)	(899)	(950)
Add: Interest expense	95	100	101	395	202
Add: Income tax provision (benefit)	1,640	3,340	(1,052)	3,430	(1,980)
Add: Depreciation	2,990	2,979	3,310	12,272	12,699
Add: Amortization of completed technology	1,300	1,299	1,249	5,202	4,422
Add: Amortization of customer relationships and acquired intangible assets	1,913	1,917	1,648	7,657	6,170
EBITDA	$14,280	$17,117	$5,239	$42,278	$51,924

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Dollars in thousands	2015	2015	2014	2015	2014
EBITDA	$14,280	$17,117	$5,239	$42,278	$51,924
Adjustments:
Less: Income from discontinued operations	—	—	—		(30,002)
Add: Impairment of completed technology	—	—	—		398
Add: Impairment of note receivable	—	—	—	—	2,621
Add: Impairment of equity method investment	—	—	—	681	—
Add: Stock-based compensation	2,650	2,402	2,138	12,160	10,914
Add: Restructuring charges	1,002	358	1,648	4,713	6,289
Add: Inventory write-downs related to restructuring programs	—	—	—		310
Add: Purchase accounting impact on inventory and contracts acquired	—	—	1,805	1,511	2,295
Add: Liquidation of a joint venture	150	69	—	219	—
Add: Merger costs	280	44	79	713	686
Add: Loss on sale of building	1,941	—	—	1,941	—
Adjusted EBITDA	$20,303	$19,990	$10,909	$64,216	$45,435

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Dollars in thousands	2015	2015	2014	2015	2014
Selling, general and administrative expenses	$28,425	$27,825	$26,286	$115,270	$111,098
Adjustments:
Less: Amortization of customer relationships and acquired intangible assets	(1,913)	(1,917)	(1,648)	(7,656)	(6,170)
Less: Impairment of other assets	—	—	—	—	(2,621)
Less: Merger costs	(280)	(44)	(79)	(712)	(686)
Adjusted selling, general and administrative expenses	$26,232	$25,864	$24,559	$106,902	$101,621

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Dollars in thousands	2015	2015	2014	2015	2014
Other (expense) income, net	$(2,219)	$460	$(216)	$421	$256
Adjustments:		—	—	—	—
Add: Loss on sale of asset	1,941	—	—	1,941	—
Adjusted other (expense) income, net	$(278)	$460	$(216)	$2,362	$256